UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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TESLA, INC.

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recommendations. To learn more, please read our 2022 Proxy Statement. How To Vote Your TSLA Shares The

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 4, 2022

This proxy statement supplement, dated August 1, 2022 (the “Supplement”), is being provided to respond to certain stockholder voting recommendations issued by a proxy advisory firm (the “Proxy Advisory Firm”) and to update certain disclosures in the Definitive Proxy Statement on Schedule 14A filed on June 23, 2022 (the “Definitive Proxy Statement”), by Tesla, Inc., a Delaware corporation (the “Company” or “Tesla”). Except as specifically discussed herein, this Supplement does not otherwise modify, amend or supplement the Definitive Proxy Statement.

If you are a stockholder and you have already voted, you do not need to vote again unless you desire to change or revoke your prior vote on any proposal. If you are a stockholder of record and you desire to change or revoke your vote, please see the section of our Definitive Proxy Statement titled “Can I change my vote?”.

RESPONSE TO

PROXY ADVISORY FIRM STOCKHOLDER VOTING RECOMMENDATIONS

Tesla will be holding its 2022 annual meeting of stockholders (the “Annual Meeting”), on August 4, 2022. We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all agenda items for the Annual Meeting. We have prepared this Supplement to address certain stockholder voting recommendations issued by the Proxy Advisory Firm, as we do not believe that the recommendations fully consider or take into account the relevant facts and circumstances that have been outlined in the Definitive Proxy Statement.

Response to Recommendation Against Electing Ira Ehrenpreis and Kathleen Wilson-Thompson

In its report, the Proxy Advisory Firm recommended that its clients vote “Against” Proposal One, the Company’s proposal for the election of Ira Ehrenpreis and Kathleen-Wilson Thompson to Tesla’s Board. As support for its recommendation, the Proxy Advisory Firm cites: (1) insufficient responsiveness by the Board to a majority-supported stockholder proposal at the 2021 annual meeting of stockholders (the “2021 Annual Meeting”), which proposed a reduction for director terms from three years to one year, and (2) concerns about the Board’s risk oversight in light of share pledging activity by certain Board members.

Board Responsiveness to Stockholder Proposals

As support for their recommended vote against director-nominees Ira Ehrenpreis and Kathleen Wilson-Thompson, the Proxy Advisory Firm argues that our Board has not been responsive to a majority-supported stockholder proposal regarding board declassification.  We strongly disagree with this assessment.  In fact, our Board has taken significant steps that are directly responsive to stockholder sentiment, not only by supporting a proposal reducing term length, but also by supporting a proposal to eliminate applicable supermajority voting requirements from our Certificate of Incorporation and Bylaws.

At the 2021 Annual Meeting, approximately 53.0% of the shares entitled to vote and present in person or represented by proxy voted to take steps necessary to reorganize our Board into one class, with each director subject to election each year for a one-year term (the “2021 Declassification Proposal”). The Proxy Advisory Firm states that the Board has not taken the requisite steps necessary for full declassification of the Board, but fails to recognize that even though the 2021 Declassification Proposal was approved by a majority of the shares entitled to vote and present in person or represented proxy, such votes represented only 31.4% of the outstanding shares on the record date for such meeting and would thus have fallen far short of the supermajority threshold required to approve a proposal to amend our certificate of incorporation to effectuate a full declassification. In contrast, at the 2021 Annual Meeting, management separately proposed to reorganize our Board into two classes, with each director’s term being reduced from three years to two years (the “2021 Two-Year Term Proposal”). Approximately 99.5% of the shares entitled to vote and present in person or represented by proxy voted for the 2021 Two-Year Term

Proposal. However, this still only represented 58.9% of the outstanding shares on the record date for such meeting, which fell short of the required supermajority threshold that was needed to pass.

Our Board believes in maintaining stockholder confidence through demonstrating its responsiveness to stockholder feedback and its commitment to strong corporate governance. To that end, our directors regularly engage with top stockholders to discuss their views on governance matters, including with respect to our director term lengths. We believe investor sentiment supports a staggered two-year term (as represented by the 99.5% support for the 2021 Two-Year Term Proposal), which shows confidence in Tesla’s ability to effectively defend itself from opportunistic corporate raiders, while also acknowledging that Tesla is still in an early stage of development requiring long-term strategic planning by our Board without being distracted by special interests that seek only short-term returns.  Accordingly, our Board has supported this year’s management proposal to reduce director terms to two years (Proposal Two).

Due to (i) the low percentage approval of overall outstanding shares for the 2021 Declassification Proposal, and thus the small likelihood a proposal to declassify the Board would garner the supermajority of votes needed to pass, (ii) the large difference in stockholder support at the 2021 Annual Meeting between the Declassification Proposal and the 2021 Two-Year Term Proposal and (3) feedback the Board has received from both investment and retail stockholders regarding the two proposals, the Board believes that reducing the term limits to two years aligns with stockholder sentiment, and represents a more viable path towards reducing director terms. To emphasize its commitment and support for reducing director terms, the Board has supported the elimination of applicable supermajority voting requirements from the Certificate of Incorporation and Bylaws (Proposal Three).  If passed, Proposal Three would further empower stockholders not only with respect to director term length, but other areas of governance as well.

We believe that our Board’s support of Proposal Two and Proposal Three, in response to our stockholders’ preferences as demonstrated by recent voting history and expressed in the stockholder engagement context, demonstrates effective responsiveness to stockholder concerns on this issue.

Pledging by Board Members

The Proxy Advisory Firm has recommended voting against Ira Ehrenpreis and Kathleen Wilson-Thompson, in lieu of any audit committee member on the ballot, given the Proxy Advisory Firm’s concerns about the Board's risk oversight with respect to Tesla’s policy regarding pledging of shares by directors and officers.  We believe it is important to evaluate our pledging policy in light of actual activity, which was not discussed in the Proxy Advisory Firm’s report, as well as the Board oversight exercised on an ongoing basis.

Our Board maintains strict oversight over the limits contained in the Company’s pledging policy, as well as ongoing compliance with the policy.  Pursuant to this policy, directors and executive officers may pledge their stock (exclusive of options, warrants, restricted stock units or other rights to purchase stock) as collateral for loans and investments, provided that the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed twenty-five percent (25%) of the total value of the pledged stock. We believe this cap places sufficient limitation on any potential risk attendant to pledging stock, while still allowing flexibility in the use of equity awards to promote long-termism and ownership culture.  Further, as described in our Definitive Proxy Statement, we maintain a robust review process at the management and board level to ensure compliance with our pledging policy.  Tesla management conducts review of pledging activity and attendant collateralization levels to ensure compliance with the policy, and provides regular reports to the Board or its committees. We believe that this monitoring is effective and includes appropriate controls. Finally, although the Proxy Advisory Firm has expressed concerns about hypotheticals of increasing share pledges, its analysis failed to acknowledge the actual levels of investment collateralized by pledged shares. It is important to note that as of June 30, 2022, based on representations of our directors and executive officers to the Company, the aggregate loan or investment amount collateralized by our directors and executive officers’ pledged shares was less than 1% of the total value of the pledged shares.

We believe that our Board continues to actively exercise effective oversight over pledging, including in the thoughtful design of Tesla’s pledging policy, which serves to promote long-termism and stock ownership culture, as well as the continuous monitoring of compliance with the policy.

Response to Recommendation For a Report on Corporate Climate Lobbying

We strongly disagree with the Proxy Advisory Firm’s recommendation of a vote “FOR” for Proposal Ten, a stockholder resolution requesting additional reporting on how Tesla’s lobbying aligns with the goals of the Paris Climate Agreement. As we have stated in the Definitive Proxy Statement, such reporting would be an unnecessary distraction and wasteful use of resources. Not only does Tesla provide transparency into its political engagement and lobbying activities, Tesla has also based the success of its entire business upon values that align with the Paris Agreement. Thus, it is surprising to us that the Proxy Advisory Firm or the stockholder proponent would suspect that Tesla may be engaging in lobbying activities “inconsistent with the goals of the Paris Agreement”, supporting “organizations or initiatives that work to block critical climate policies” or working to delay “curbing greenhouse gases.”

Tesla does advocate for policies globally which include: eliminating barriers to EV adoption including unwarranted fees or punitive tax structures, adopting Clean Fuel Standards and Vehicle GHG Performance Standards, supporting EV rebate programs that make zero-emission vehicles more affordable, supporting policies that expand charging infrastructure, adopting renewable portfolio and storage standards and streamlining permitting to hasten clean residential solar and storage systems. To this end, we file publicly available federal Lobbying Disclosure Act Reports each quarter, which provide information about expenditures for the quarter, describes the specific legislation that was the topic of communications and identifies the individual who lobbied on our behalf. These reports already include the contributions that Tesla has made to trade associations which were attributed to lobbying, something the stockholder proponent requested. Further, unlike many other major corporations, Tesla does not have a Political Action Committee that provides campaign funding for policymakers.

In its report, the Proxy Advisory Firm itself cites to the Tesla Owner Club and the Tesla Engagement Platform as examples of public disclosure and issues that Tesla supports. Tesla provides these platforms for individuals to communicate, interface and engage in an organized way, all through a fully transparent and easy to access website.

Because our existing disclosures already provide stockholders with ample information on our lobbying activities, and the alignment of Tesla’s mission and actions to the Paris Agreement, we believe that Tesla, its employees and its stockholders are better served by continuing to execute on our mission rather than devoting attention and resources to additional reporting.

The Company’s Board of Directors recommends that you vote “FOR” each nominee in Proposal One, and “AGAINST”  Proposal Ten.

REVISED PORTION OF QUESTION AND ANSWER SECTION OF DEFINITIVE PROXY STATEMENT

The disclosure under the question “How are votes counted?” beginning on page 5 of the Definitive Proxy Statement is amended and replaced in its entirety with the following (revised text is underlined):

Q.	How are votes counted?
A.

All shares entitled to vote and that are voted in person at the 2022 Annual Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the 2022 Annual Meeting will be voted at the 2022 Annual Meeting as indicated in such proxies. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One), and on each of Proposals Two, Three, Four, Five, Six, Seven, Eight, Nine, Ten, Eleven, Twelve and Thirteen.

With respect to the election of directors, Tesla’s bylaws provide that in an uncontested election, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to elect a director. Abstentions with respect to any director nominee (Proposal One) or any of Proposals Two, Three, Four, Five, Six, Seven, Eight, Nine, Ten,

Eleven, Twelve and Thirteen will have the same effect as a vote against such nominee or Proposal. Consequently, each director nominee will be elected, and each of Proposals Five, Six, Seven, Eight, Nine, Ten, Eleven, Twelve and Thirteen will be approved or ratified, as applicable, only if the number of shares voted “FOR” such nominee or Proposal exceeds the total number of shares voted “AGAINST” or to “ABSTAIN” with respect to such nominee or Proposal.

With respect to each of Proposals Two and Three, the affirmative vote of at least 66 2/3% of the total outstanding shares entitled to vote, regardless of whether such shares are present in person or represented by proxy at the 2022 Annual Meeting, is required to approve such Proposal, and with respect to Proposal Four, the affirmative vote of at least a majority of the total outstanding shares entitled to vote, regardless of whether such shares are present in person or represented by proxy at the 2022 Annual Meeting, is required to approve such Proposal. Your failure to vote with respect to Proposals Two or Three, or your abstention with respect to any of Proposals Two, Three and Four, will have the same effect as a vote against such Proposal.

BOARD RECOMMENDATION

The Company’s Board of Directors recommends that you vote “FOR” each nominee in Proposal One, “FOR” Proposals Two, Three, Four and Five, and “AGAINST” Proposals Six, Seven, Eight, Nine, Ten, Eleven, Twelve and Thirteen.